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                                                                   Exhibit 99.1

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
Contact:      Mark Flint                         Stan Altschuler/Richard Cooper
              Chief Financial Officer            Strategic Growth International, Inc.
              Vertex Interactive, Inc.           516-829-7111
              973-777-3500 Ext. 495              sgi@netmonger.net
              mflint@vertexinteractive.com
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                  Vertex Interactive, Inc. and Plus Integration

                      Sign Definitive Agreement to Combine

Pro Forma combined revenues expected to be at least $120 million for calendar 2001, making the company the fourth largest in the industry by revenues

         Fairfield, N.J. (August 24, 2001) - Vertex Interactive, Inc. (NASDAQ:VETX), a leading provider of supply chain execution solutions, and Plus Integration Supply Chain Solutions, BV, a private supply chain management software and services provider headquartered in Haarlem, the Netherlands, today jointly announced the execution of a definitive stock purchase agreement, pursuant to which Vertex will purchase all of the issued and outstanding capital stock of Plus Integration in exchange for 40 million newly issued shares of Vertex common stock in a transaction intended to be a combination of equals.

         Resale of such shares is subject to certain lock-up restrictions that expire in full 18 months after the close of the transaction. The transaction is expected to close by December 31, 2001, and is expected to be accretive, before any of the expected consolidation savings of at least $4 million, to Vertex Interactive's cash earnings before interest, depreciation and amortization.

         Completion of the transaction is subject to certain conditions, including, among other things, approval by both companies' shareholders, and will not be binding upon Plus Integration until its shareholders have individually executed the stock purchase agreement, which executions are expected to be completed by September 10, 2001. In the case of Vertex, the agreement is subject to shareholder approval that is expected to occur by December 31, 2001, following the mailing of a proxy statement.

         Nicholas Toms, Chief Executive Officer of Vertex Interactive, said: "By forming this union, we are providing a complete solution to the supply chain needs of multinational companies from the point of manufacture to the point of sale. The resulting company will provide the enlarged Vertex with a major advantage in scale, ranking it among the leading supply chain companies in the world. This gives us an enhanced platform for future growth. Another advantage comes from the talented and successful team who will be joining us, led by Adrie Reinders, Plus Integration's founder and chairman of its management board. The combined product offerings have already been sold to, and accepted by, a number of the companies' common Fortune 500 customers."







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Vertex Interactive, Inc.
August 24, 2001


         Pursuant to the terms of the definitive acquisition agreement, the combined entity will retain the Vertex Interactive name and will continue to be headquartered in Fairfield, New Jersey. The companies estimate that they should realize operational efficiencies of at least $4 million in expense savings in the first full year of unified operations.

         The Board of Directors of the new company is expected to be increased to 10 members, with equal representation for both entities.

         According to financial statements audited by PriceWaterhouseCoopers, Plus Integration reported revenues for the year ended December 31, 2000, of 117 million Guilders (approximately US$48 million), under Dutch GAAP*. For the six months ended June 30, 2001, unaudited revenues were 67 million Guilders (approximately US$28 million). Plus Integration currently anticipates full-year sales for the calendar year ended December 31, 2001, of approximately 160 million Gilders, or about US$66 million. Following the planned combination, the pro-forma revenues for the year ended December 31, 2001, are expected to be in the range of $120 million to $130 million.

         Plus Integration, a provider of supply chain management software and services, is headquartered in Haarlem, the Netherlands, and has operations in the Benelux countries, the United Kingdom and the U.S., where its operations are based in Morristown, N.J. Its principal stockholders include ABN-AMRO, Residex Venture Capital Network, NPM Venture Capital and Newion. Plus Integration's expertise is in three principal lines of business: 1) supply chain management software for the consumer packaged goods (CPG) industry, from the manufacturers through to the point of sale to the end user in the retail vertical; 2) transportation and logistics; and 3) business intelligence functionality focused on the supply chain. Plus Integration's customers today include most of the major pharmaceutical manufacturers based in the U.S., including Schering-Plough and Warner Lambert, as well as such household names as AT&T (NYSE: T), Ericsson (Nasdaq: ERICY), Pepsico (NYSE: PEP), BASF, Hewlett-Packard (NYSE: HWP) and Unilever and a number of the largest retailers in Europe, including Migros (Switzerland), AHOLD (the Netherlands) and Vendex KBB (the Netherlands). Plus Integration's partnerships include SAP (NYSE: SAP), Siemens-Nixdorf, IBM (NYSE:
IBM), and Industri-Matematik (Nasdaq: IMIC).

         Plus Integration employs approximately 550 people, of whom about 100 are in the U.S., 40 are in the U.K. and the balance are in the Netherlands. In its most recent full-year period, Plus Integration generated about 60% of its sales from continental Europe, 25% from the U.S. and 15% from the U.K.

         Adrie Reinders, Plus Integration founder and a member of its Board of Directors, stated, "We started out to build a supply chain software company about the same time Vertex was being conceived in 1997. Our focus was on managing the chain of supply of product from the consumer packaged goods industry manufacturers and suppliers right through to the customers at the check out counter. We subsequently acquired our business intelligence division to allow our customers to mine the extraordinary amount of critical data captured all along their supply chains, resulting in better customer service and more efficient supply of product, driving customer loyalty and increased profits.


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* Numbers are based on Dutch GAAP, which varies from U.S. GAAP in certain respects.



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Vertex Interactive, Inc.
August 24, 2001

         "At the beginning of this year, we determined we needed to add order fulfillment and supply chain execution capabilities to enhance our product suite. At about the same time Vertex was seeking to expand its product portfolio with software to connect their customers' customers to each other and to enable their customers to mine their own supply chain data and thereby to manage their procurement and delivery of product dynamically in real time. Having looked at a number of SCM-execution vendors, we concluded Vertex had the most advanced and best suite of execution technologies for our needs and is the best cultural fit for us. We look forward to combining our assets, customers, geographies; expertise and staff, joining our strengths to deliver long-term value to our shareholders and powerful ROI to our customers."

         Hugo Biermann, Vertex Executive Chairman, commented, "The product fit is excellent, complementing and completing all of the front-end software that our current suite lacks. On the basis of our estimation of pro-forma consolidated sales, the new Vertex would be the fourth-largest SCM provider in the world. Plus Integration provides additional scale primarily in Europe and especially in the Netherlands, one of the most important SCM markets on the Continent. We have both overlapping and complementary customers, which should give the new Vertex an opportunity to accelerate the top line at a more profitable rate. We anticipate that the new Vertex will be able to serve segments of the market that neither of the companies could individually qualify to serve today. We look forward to working with the people of Plus Integration as we put our combined resources and expertise together to deliver long-term shareholder value."


Safe Harbor

Certain statements contained herein may be forward-looking in nature and are therefore subject to risks and uncertainties that could cause actual results to differ materially. The Company's recent acquisition history, progress toward completing the integration of its acquisitions, history of operating losses, current expense levels compared with its sales, and the state of development of its product portfolio, coupled with the overall economic and competitive operating environments pose a number of risks investors should take into consideration in connection with assessing our financial and operating results. A more detailed discussion of these and other important risk factors can be found in the documents filed with the Securities and Exchange Commission on forms 10-K and 10-Q. Towards the end of each fiscal quarter, Vertex Interactive will have a `Quiet Period' when Vertex Interactive and its representatives will not comment concerning previously published financial expectations, and we disclaim any obligation to update during the Quiet Period. The public should not rely on previously published expectations during the Quiet Period. Vertex Interactive's Quiet Period at the end of its fiscal fourth quarter is expected to run from September 15, 2001, until earnings are released the third or fourth week of November 2001. Investors should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and Vertex Interactive disavows and disclaims any obligation to do so.

About Vertex Interactive

Vertex Interactive is a global provider of business-to-business, supply chain execution technologies and enterprise applications integration. The company offers a comprehensive service including consultancy and systems-integration as well as fixed and mobile hardware, to support its broad range of software systems. Vertex Interactive solutions enhance productivity



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across the supply chain, with a portfolio of products ranging from fixed and mobile order entry and processing, through inventory and warehouse management to distribution and transportation planning. Vertex's inventory and warehousing applications include "light directed" technologies for picking and packing and technology for handheld devices including auto ID and printing solutions (for standard and 3d bar coding), and a proprietary WMS tool that enhances the functionality of SAP/R3 implementations.

Vertex has a rapidly growing international presence, with operations currently throughout North America and Europe. Vertex's customers include leading companies such as ABX USA, Air Express International, Avery Dennison, Bacardi Martini, Bristol Myers Squibb, Daimler Chrysler, Express Dairies, Georg von Opel, IBM, Kraft Jacob Suchard, Maastricht University, Merck, Nestle, North Sea Ferries, Parts Express, Pfizer, Warner Lambert and Wal-Mart. For additional information, please visit their web site at www.vertexinteractive.com.